Exhibit 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708
August 14, 2006
FOR IMMEDIATE RELEASE

Investor Contact: Steve Schein, (812) 491-4209 or sschein@vectren.com
Media Contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com

Vectren to Sell Evansville-Based SIGECOM

Evansville, Ind. - Vectren Corporation (NYSE: VVC) announced Monday it has agreed to sell its remaining interest in SIGECOM, LLC to WideOpenWest, LLC, a telecommunications company serving Illinois, Indiana, Michigan and Ohio.

Terms of the agreement were not disclosed, however Vectren indicated its portion of the sale should approximate the book value of its telecom investment. The sale is expected to close in the fourth quarter of 2006.

SIGECOM has provided cable, telephone and high-speed internet services to the greater Evansville area since 1999. SIGECOM services now reach over 75,000 residences and 5,500 businesses.

“This decision is consistent with our previous discussions of narrowing our nonutility portfolio and provides us the opportunity to redeploy capital into our core businesses,” said Vectren Chairman, President and CEO Niel C. Ellerbrook. “Further, WideOpenWest’s track record of outstanding customer service closely aligns with SIGECOM’s operating philosophy.”

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

About Sigecom
Sigecom is a competitive provider of cable television, high-speed Internet, and telephone services. Sigecom serves residential and business customers in the greater Evansville and Newburgh, Indiana markets. The company provides service through a variety of bundled packages which can be customized to serve individual needs, featuring Basic Cable, Digital Cable, a choice of four high-speed Internet connections and a host of telephone features. Sigecom also offers businesses of all sizes a full spectrum of telephone and Internet services, including Centrex and Virtual LAN solutions.

About WOW!
WOW! is a competitive provider of cable television, high-speed Internet, and telephone services. WOW! Cable features Basic Cable, Digital Cable, and advanced services such as HDTV and DVRs. WOW! Internet provides customers with a choice of high-speed connections from 112kbps all the way to 6Mbps. WOW! Phone offers the convenience of unlimited local, long distance, and local toll calling in the United States. Customers can bundle any two or all three services together at a great value, while benefiting from the convenience of dealing with just one company for all their entertainment and telecommunications needs. WOW! serves customers in the greater Chicago, Illinois; Detroit, Michigan; Cleveland and Columbus, Ohio markets.